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                                                                 EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                  CONTACT:  JANE POWELL
                                                              (713) 974-9300


                      SOUTHWEST BANCORPORATION OF TEXAS, INC.
                   ANNOUNCES MERGER WITH FORT BEND HOLDING CORP.


     HOUSTON (October 21, 1998) -- Southwest Bancorporation of Texas, Inc. (Nasdaq: SWBT) and Fort Bend Holding Corp. (Nasdaq: FBHC) have announced the execution of a definitive merger agreement in which Fort Bend Holding Corp. will be merged with and into Southwest Bancorporation of Texas, Inc. Fort Bend Holding Corp. is the parent company of Fort Bend Federal Savings & Loan Association of Rosenberg and the majority owner of Mitchell Mortgage Company, L.L.C.

     Fort Bend Holding Corp. and its subsidiary, Fort Bend Federal Savings & Loan Association of Rosenberg, founded in 1933, will add approximately $330 million in assets and approximately $280 million in deposits to Southwest's $2.0 billion in assets and $1.6 billion in deposits as of September 30, 1998. Fort Bend currently has six branches in the Houston metropolitan area and has the number-one-ranked deposit market share in Fort Bend County. Through the merger, Southwest will acquire Fort Bend's 51 percent ownership interest in Mitchell Mortgage Company, L.L.C., a full-service mortgage banking affiliate of The Woodlands Operating Company, L.P., located in fast growing Montgomery County. Fort Bend acquired a controlling interest in Mitchell Mortgage in 1997.


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Page 2/Southwest Bancorporation of Texas, Inc.


     "This partnership allows Southwest to expand into Fort Bend and Montgomery counties, the two most dynamic counties that are contiguous to Harris County," said Paul B. Murphy, Jr., president and COO of Southwest Bank of Texas. "As Houston's growth naturally progresses west and north, Southwest Bank of Texas is positioning itself to aggressively pursue the commercial lending and private banking opportunities throughout all of greater Houston.

     "According to the 1995 U.S. Census Bureau's interim census, Fort Bend is the third-fastest growing county in the nation. The Greater Fort Bend Economic Development Council recently had the county ranked against all 3,091 counties in the United States to measure for economic and demographic excellence. In the 16 categories measured, the county ranked in the top 10 percent of all counties in 14 categories.

     "The Woodlands is a very successful master planned community 27 miles north of Houston. It has been the number one selling community in Texas every year since 1990. A thriving business community, this 26,000-acre development, is home to over 50,000 residents today with a projected population in excess of 100,000, leaving an attractive pipeline in the years ahead for Mitchell Mortgage.

     "Southwest is especially excited about gaining a physical presence in these strong markets as a platform for continued growth in its commercial loan portfolio. We will also build on Fort Bend's and Mitchell Mortgage's mortgage origination expertise to grow our

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Page 3/Southwest Bancorporation of Texas, Inc.


mortgage lending operations," concluded Murphy.

     "Fort Bend's customers can look forward to the outstanding services now offered to Southwest Bank customers," said Lane Ward, vice chairman, president & CEO of Fort Bend Holding Corp. "Southwest Bank is the independent banking leader in the Houston area, and we are extremely impressed by its performance. Together, we will be able to provide the highest quality of customer service in Fort Bend, Montgomery, Harris and surrounding counties."

     Mr. Ward will serve as vice chairman of the board in the combined organization and will maintain management responsibility for mortgage operations. Dale Andreas, president of Mitchell Mortgage, will continue in that role.

     The transaction, is structured to be accounted for as a pooling of interests, and is anticipated to close during the first quarter of 1999, subject to approval of Fort Bend's shareholders, regulatory approvals and customary closing conditions. It is structured as a tax-free fixed exchange of 1.45 shares of Southwest common stock for each share of Fort Bend common stock and convertible equivalent. At Southwest's closing stock price of $15.00 on October 20, 1998, the transaction would be valued at approximately $65 million, based upon Fort Bend's current capital structure, including the assumed conversion of $9.9 million of Fort Bend's converted subordinated debt and the assumed exercise of Mitchell Mortgage's minority shareholder option. Accordingly Fort Bend shareholders would receive a value of $21.75 for each share of Fort Bend common stock. This valuation equates to approximately 1.8 times Fort Bend's book value and approximately 20 times Fort Bend's trailing twelve months earnings.

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Page 4/Southwest Bancorporation of Texas, Inc.


     Fort Bend has total shares outstanding of 1.86 million, 918,000 shares issuable upon the conversion of outstanding convertible subordinated debt and 220,000 shares issuable upon the exercise of an option granted to the minority owner of Mitchell Mortgage Company, L.L.C. All outstanding options to purchase Fort Bend common stock will be converted to Southwest options with appropriate adjustments.

     Southwest expects the merger with Fort Bend will be accretive to Southwest's 1999 earnings per share (excluding merger-related expenses) by recognizing operating and organizational efficiencies. The merger will also be immediately accretive to Southwest Bank's book value per share.

     Southwest Bancorporation of Texas, is the largest independent bankholding company headquartered in Houston, Texas, based on assets of $2.0 billion as of September 30, 1998. The combination of Southwest
Bancorporation and Fort Bend will form a financial institution with approximately $2.3 billion in assets, a loan limit of $25 million and 25 branches (one of which is scheduled to open in early 1999) throughout the Houston metropolitan area.

     This release is not an offer to sell or a solicitation of an offer to buy any shares of Southwest common stock. The offering to the shareholders of Fort Bend Holding Corp. will be made only by means of a prospectus.

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Page 5/Southwest Bancorporation of Texas, Inc.


     This press release includes forward-looking statements that are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Securities and Exchange Commission filings of both companies.


    FOR ADDITIONAL INFORMATION, PLEASE CONTACT SUSAN P. ECKEL OF SOUTHWEST
                      BANCORPORATION AT (713) 235-8800.